UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2011

SIEBERT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

New York	0-5703	11-1796714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

885 Third Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 644-2400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On November 3, 2011, Muriel Siebert & Co., Inc. (“Siebert”), a wholly owned subsidiary of Siebert Financial Corp. (the “Company”), entered into an agreement with lead plaintiffs to settle the class action described below.

On February 23, 2009, Siebert was named as one of the defendants in a class action styled Lehman Brothers Securities and ERISA Litigation, 09 MD 2017 (LAK), pending in the United States District Court, Southern District of New York.  Among other claims, the third amended complaint in the action asserted on behalf of a class of purchasers in a public offering of $1,500,000,000, 6.75% Subordinated Notes due 2017 (the “Notes”), issued by Lehman Brothers Holdings, Inc., and certain smaller issuances of other securities that Siebert and other underwriters of the Notes violated Section 11 of the Securities Act of 1933 and other applicable law in that relevant offering materials were false and misleading.  Siebert had purchased $15,000,000 of the Notes and $462,953 of other securities as an underwriter in the offerings.  Siebert and the other underwriters moved to dismiss the third amended complaint on various grounds.  The Court granted in part and denied in part the motion by an order dated July 27, 2011.

Pursuant to the settlement, Siebert and the plaintiffs agreed to resolve all claims against Siebert in consideration of a $1,000,000 payment by Siebert.  The settlement is subject to court approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBERT FINANCIAL CORP.

Date: November 9, 2011	By: /s/ Joseph M. Ramos, Jr.
Joseph M. Ramos, Jr.
Executive Vice President and Chief Financial Officer